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                                                                     Exhibit 11

NABI
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                                               Calculation of Earnings Per Share





                                                         Three Months               Six Months
                                                        Ended June 30,            Ended June 30,
                                                     --------------------      --------------------
(In Thousands, Except Per Share Data)                 1997         1996          1997        1996
                                                     -------      -------      -------      -------
Net income                                           $ 2,013      $ 1,642      $ 3,363      $ 2,127
                                                     =======      =======      =======      =======

Weighted average number of common
  shares outstanding during the period                34,747       34,387       34,712       34,210

Add dilutive effect of common stock
  equivalents:

Stock options and warrants (as determined
  by the application of the treasury
  stock method)                                          394        1,394          665        1,536
                                                     -------      -------      -------      -------

Weighted average number of shares and
  common share equivalents used in
  primary earnings per share computations             35,141       35,781       35,377       35,746
                                                     =======      =======      =======      =======
Earnings per share                                   $  0.06      $  0.05      $  0.10      $  0.06
                                                     =======      =======      =======      =======








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